SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant  [ ]
Filed by a Party other than the Registrant  [ X ]

Check the appropriate box:

[   ] Preliminary Proxy Statement     [  ]  Confidential, For Use of the
                                            Commission Only (as
                                            permitted
                                            by Rule 14a-6(e)(2))

[   ]     Definitive Proxy Statement

[ X ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12
                           THE AUSTRIA FUND, INC.
------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)
                             Deep Discount Advisors, Inc.
------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

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[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
and 0-11.

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                    DEEP DISCOUNT ADVISORS INC.
       Enhanced Performance through Closed-End Fund Investments
        One West Pack Square, Suite 777, Asheville, NC  28801
       828-274-1863  Fax: 828-255-4834  E-mail: ddainc@msn.com

                                                           December 28, 1998
Dear Fellow Austria Fund Stockholder:

We have been very pleased by the response of fellow Austria Fund shareholders to our proxy and to the choices we are providing them in the upcoming annual meeting. Don't be fooled by the name calling and scare tactics put out by Alliance and the current Board. Our Board candidates are committed to delivering full Net Asset Value to shareholders who want it, as soon as possible, as well as maximizing the ongoing return of shareholders who remain in the Fund. Our Board candidates own 141,820 shares of Austria Fund and represent clients who own an additional 1,255,588 shares. Our interests are the same as yours.

By almost any objective standard, this has not been a good investment for shareholders, but has been a great investment for Alliance Capital, the Fund's manager. From inception through 2/28/98, when the market price of the Fund's shares was $11.44, the shareholders had collectively made about $12 million on their $138 million investment over eight years while paying out $25 million in advisory fees, director fees, underwriting fees and other expenses. The elimination of the discount (over $16 million on 11/13/98) would substantially improve the investment results of the shareholders.

The Chairman of the Board of Alliance Capital is the Chairman and President of the Austria Fund. He and three other incumbent Board members are up for election. They are AGAINST open-ending the Fund. They are AGAINST getting rid of staggered Board terms and making Directors responsible to shareholders every year. In our opinion, they are AGAINST the best interests of the shareholders. They personify the "status quo" which has not served shareholders well.

If our Board candidates and our promises to deliver full Net Asset Value to shareholders are rejected at the meeting, we believe the Fund may well return to the 20% or more discount levels recorded as recently as last August.

Give us your [GREEN] proxy and let us go to work for you. You may vote on all proposals contained in the Fund's white proxy card by using the enclosed [GREEN] proxy card. If you have already returned the white proxy card sent to you by the Fund, you may revoke that proxy and vote for our nominees and proposals by marking, signing, dating, and mailing a later dated [GREEN] proxy card.

AFTER SUBMITTING A [GREEN] PROXY CARD, PLEASE DO NOT RETURN A [WHITE] PROXY
CARD.

ALSO, DO NOT GIVE YOUR PROXY OVER THE PHONE TO A TELEPHONE SOLICITOR.

DOING EITHER OF THESE WILL REVOKE YOUR EARLIER DATED [GREEN] PROXY CARD.

Vote to get rid of the discount. Vote your pocketbook. Vote with those who truly share your interests. Vote the enclosed [GREEN] proxy card. If you have any questions, please call me at (828) 274-1863. The Annual Meeting is only a
few days away, January 13, 1998.   Please date and vote the [GREEN] proxy today!

Sincerely,


Ron Olin